                                                                    EXHIBIT 12.3

                                                PSEG POWER LLC
                              COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES


                                               For the
                                                Three
                                                Months
                                                 Ended                For the Years Ended
                                                March 31,                 December 31,
                                              --------------------------------------------------------
                                              2005   2004    2004    2003     2002     2001     2000
                                              --------------------------------------------------------
                                                             (Millions, except ratios)
Earnings as Defined in Regulation S-K (A):

Pre-tax Income from Continuing Operations      $187   $185     $494  $  800    $ 781    $ 644    $ 521
Fixed Charges                                    60     72      254     225      219      213      209
Capitalized Interest                            (25)   (31)    (107)   (106)     (93)     (62)     (11)
Preferred Stock Dividend Requirements             -      -        -       -        -        -        -
                                              --------------------------------------------------------
Total Earnings                                 $222   $226     $641   $ 919    $ 907    $ 795    $ 719
                                              ========================================================

Fixed Charges as Defined in
Regulation S-K (B)

Interest Expense                                $60    $72     $253   $ 223    $ 217   $  206   $  209
Preferred Securities Dividends Requirements
of Subsidiaries                                   -      -        -       -        -        -        -
Interest Factor in Rentals                        -      -        1       2        2        7        -
                                              --------------------------------------------------------
Total Fixed Charges                             $60    $72     $254  $  225   $  219   $  213   $  209
                                              ========================================================

Ratio of Earnings to Fixed Charges             3.70   3.14     2.52    4.08     4.14     3.73     3.44
                                              ========================================================


 (A) The term "earnings" shall be defined as pretax income from continuing operations. Add to pretax income the amount of fixed charges adjusted to exclude the amount of any interest capitalized during the period.

(B) Fixed Charges represent (a) interest, whether expensed or capitalized, (b) amortization of debt discount, premium and expense and (c) an estimate of interest implicit in rentals.